EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

May 1, 2007
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Chris A. Karkenny Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2007 FIRST QUARTER FINANCIAL RESULTS

First Quarter Earnings per Share Increases 15.8% to $0.44

        LAKE FOREST, CA…May 1, 2007… Apria Healthcare Group Inc. (NYSE:AHG), one of the nation’s leading home healthcare companies, today announced its financial results for the quarter ended March 31, 2007.

        For the quarter ended March 31, 2007, revenues were $389.3 million, which represents a 5.8% increase compared to revenues of $368.1 million in the first quarter of 2006. First quarter 2007 net income was $19.1 million, an increase of 18.7% from $16.1 million in the first quarter of 2006. Current quarter diluted earnings per share were $0.44 compared to $0.38 diluted earnings per share, a 15.8% increase over the comparable prior year period.

        Gross margins were 65.4% in the first quarter of 2007, compared to 65.5% reported in the first quarter of last year.

        The provision for doubtful accounts as a percentage of net revenue was 2.5%, compared to 2.8% in the comparable period last year. Days sales outstanding (DSO) were 49 days at March 31, 2007, down from 56 days at March 31, 2006. This improvement is a direct result of increased cash collections resulting from initiatives to optimize billing processes and to increase patient co-payments.

        Selling, distribution and administrative expenses were 53.1% of net revenues in the first quarter of 2007 compared to 53.7% of net revenues in the first quarter last year.

        “We are pleased with our overall performance in the first quarter,” said Lawrence M. Higby, Chief Executive Officer. “Growth over the prior year is encouraging and our operational programs continue to yield additional improvements. We still have work to do in 2007 in both operations and sales, but the quarter gives us a good foundation on which to build.”

        “The incremental improvements in bad debt expense and DSO are particularly notable because these metrics are traditionally higher in the first quarter due to a significant industry-wide volume of payor changes and deductibles.”

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $71.2 million in the first quarter of 2007, representing a 5.9% increase over EBITDA of $67.2 million in the first quarter of 2006. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Liquidity and Capital

        Free cash flow was $12.3 million in the first quarter of 2007, up from a negative $0.7 million in the first quarter of 2006. Contributing to the increase in free cash flow was a reduction in capital expenditures and strong cash collections of receivables. Total net capital expenditures in the first quarter of 2007 were 8.4% of net revenue versus 10.6% in the first quarter of 2006. The reduction in capital expenditures is primarily attributable to our initiatives to improve asset utilization.

        During the quarter, the Company reduced its revolving credit line balance by $25 million. As of March 31, 2007, the outstanding balance on the revolver was $210 million.

        Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.

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     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With almost $1.5 billion in annual revenues, it is one of the nation’s leading homecare company.

     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(dollars in thousands)	2007	2006

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$16,543	$14,657
Accounts receivable, net of allowance for doubtful accounts	212,325	211,097
Inventories, net	42,760	40,681
Other current assets	77,632	78,502

TOTAL CURRENT ASSETS	349,260	344,937

PATIENT SERVICE EQUIPMENT, NET	207,165	212,068
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	54,291	52,975
OTHER ASSETS, NET	557,039	558,516

TOTAL ASSETS	$1,167,755	$1,168,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$173,370	$201,378
Current portion of long-term debt	540	2,145

TOTAL CURRENT LIABILITIES	173,910	203,523

LONG-TERM DEBT, net of current portion	460,000	485,000
OTHER NON-CURRENT LIABILITIES	91,324	69,542

TOTAL LIABILITIES	725,234	758,065
STOCKHOLDERS’ EQUITY	442,521	410,431

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,167,755	$1,168,496

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,

(dollars in thousands, except per share data)	2007	2006

Respiratory therapy	$268,272	$253,148
Infusion therapy	68,968	64,772
Home medical equipment/other	52,050	50,136

NET REVENUES	389,290	368,056
GROSS PROFIT	254,494	241,082
Provision for doubtful accounts	9,698	10,168
Selling, distribution and administrative expenses	206,579	197,693
Amortization of intangible assets	992	1,277

OPERATING INCOME	37,225	31,944
Interest expense, net	5,826	7,287

INCOME BEFORE TAXES	31,399	24,657
Income tax expense	12,255	8,534

NET INCOME	$19,144	$16,123

Income per common share – assuming dilution	$0.44	$0.38

Weighted average number of common shares outstanding	43,988	42,954

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,

(dollars in thousands)	2007	2006

OPERATING ACTIVITIES
Net income	$19,144	$16,123
Items included in net income not requiring cash:
Provision for doubtful accounts	9,698	10,168
Depreciation and amortization	33,955	35,241
Deferred income taxes, share-based compensation and other	6,480	3,647
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(24,327)	(27,016)

NET CASH PROVIDED BY OPERATING ACTIVITIES	44,950	38,163

INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(32,672)	(38,834)
Proceeds from disposition of assets	26	555
Cash paid for acquisitions, including payments of deferred consideration	-	(4,063)

NET CASH USED IN INVESTING ACTIVITIES	(32,646)	(42,342)

FINANCING ACTIVITIES
Net payments on debt	(26,605)	(7,169)
Issuances of common stock	13,297	2,802
Other	2,890	(858)

NET CASH USED IN FINANCING ACTIVITIES	(10,418)	(5,225)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,886	(9,404)
Cash and cash equivalents at beginning of period	14,657	23,304

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$16,543	$13,900

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATIONS
(unaudited)

	Three Months Ended March 31,

(dollars in thousands)	2007	2006

Reconciliation – EBITDA:
Net income	$19,144	$16,123
Add back: Interest expense, net	5,826	7,287
Add back: Income tax expense	12,255	8,534
Add back: Depreciation	32,963	33,964
Add back: Amortization of intangible assets	992	1,277

EBITDA	$71,180	$67,185

Reconciliation – Free Cash Flow:
Net cash provided by operating activities	$44,950	$38,163
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(32,672)	(38,834)

Free cash flow	$12,278	$(671)

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